                                                                     Exhibit 4-D

[GRAPHIC OMITTED]

                              TERM PROMISSORY NOTE

£1,400,000.00
                                                                   June 18, 2001

Farrel Limited
25 Main Street
Ansonia, Connecticut  06401
(Individually and collectively "Borrower")

First Union National Bank
300 Main Street
Stamford, Connecticut  06904
(Hereinafter referred to as "Bank")

Borrower  promises  to pay to the  order of Bank,  at its  office  located  at 3
Bishopsgate, London EC2N 3AB, United Kingdom, or wherever else Bank may specify, the sum of  £1,400,000.00  in lawful  money of the United  Kingdom  and in immediately  available  funds,  or  such  lesser  sum  as may  be  advanced  and outstanding  from  time to time,  with  interest  in like  money  on the  unpaid principal  balance at the rate and on the terms provided in this Promissory Note
(including all renewals, extensions or modifications hereof, this "Note") and in a certain  Revolving  and Term Loan Credit  Agreement  between Bank and Borrower dated as of the date  hereof,  as the same may be modified and amended from time to time (the "Loan Agreement").

INTEREST  RATE.  Interest shall accrue on the unpaid  principal  balance of this
Note from the date  hereof at 1-month  LIBOR  plus the Margin and the  Mandatory
Costs Rate ("Interest Rate"), as determined by Bank prior to the commencement of each consecutive  interest period of 1 month (each, an "Interest Period") during the term of the Note; provided,  the first Interest Period shall commence on the date of this Note and end on the first date  thereafter  that  interest  is due.
Each Interest Rate shall remain in effect for the entire  Interest  Period until redetermined for the next successive  Interest  Period.  "LIBOR" is the rate for
U.S.  dollar/Sterling  deposits  with a  maturity  equal to the number of months specified  above,  as reported on  Telerate  page 3750 as of 11:00 a.m.,  London time,  on the second  London  business day before the relevant  Interest  Period begins  (or if not so  reported,  then as  determined  by the Bank from  another recognized source or interbank quotation).

MANDATORY  COSTS RATE means in relation to any Interest  Period or other period, the cost to the Bank of complying  with all reserve,  special  deposit,  capital adequacy,  solvency,  liquidity ratios, fees or other requirements of or imposed by the Bank of England,  the Financial Services Authority,  the European Central
Bank or any  other  governmental  or  regulatory  authority  for the time  being attributable  to each  Advance or any unpaid sum  (rounded up if  necessary to 4 decimal places) as conclusively determined by the Bank.

MARGIN means 2.70% per annum.

DEFAULT  RATE.  In addition to all other  rights  contained  in this Note,  if a
Default  (as  defined  herein)  occurs and as long as a Default  continues,  all outstanding  Obligations  shall  bear  interest  at the  Interest  Rate  plus 3%
("Default Rate").  The Default Rate shall also apply from acceleration until the
Obligations or any judgment thereon is paid in full.

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INTEREST AND FEE(S)  COMPUTATION  (ACTUAL/360/and  in the case of Sterling 365).
Interest  and fees,  if any,  shall be computed on the basis of a 360/and in the case of Sterling  365-day year for the actual  number of days in the  applicable
period  ("Actual/360/and  in  the  case  of  Sterling  365  Computation").   The
Actual/360/and  in the case of Sterling 365  Computation  determines  the annual effective yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360/and in the case of Sterling 365 to determine the daily periodic rate to be applied for each day in the applicable  period.  Application of the  Actual/360/and  in the case of  Sterling  365  Computation  produces  an annualized effective interest rate exceeding the nominal rate.

REPAYMENT  TERMS.  This Note shall be due and payable in  thirty-six  (36) equal consecutive  monthly  payments of  principal of  £38,888.89,  plus accrued interest,  commencing on July 18, 2001,  and  continuing on the same day of each month  thereafter  until fully paid.  In any event,  all  principal  and accrued interest shall be due and payable on June 18, 2004.

AUTOMATIC DEBIT OF CHECKING ACCOUNT FOR LOAN PAYMENT.  Borrower  authorizes Bank to debit demand deposit  account number  04635036 or any other account with Bank designated in writing by Borrower,  beginning July 18, 2001 for any payments due under this Note.  Borrower  further  certifies  that Borrower  holds  legitimate ownership of this account and  preauthorizes  this periodic debit as part of its right under said ownership.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations  shall be applied to accrued interest and then to principal.  If a Default occurs,  monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any  payment  received  by Bank under this Note or other  Loan  Documents  is rescinded,  avoided or for any reason  returned  by Bank  because of any adverse claim or threatened  action,  the returned  payment  shall remain  payable as an obligation  of all persons  liable  under this Note or other Loan  Documents  as though such payment had not been made.

IF THE UNITED KINGDOM AT ANY TIME PARTICIPATES IN ECONOMIC AND MONETARY UNION
("EMU") IN ACCORDANCE WITH ARTICLE 109J OF THE TREATY, THEN:

any amount  expressed to be payable  under this  Agreement in Sterling  shall be made in euros; and any amount so required to be paid in euros shall be converted from Sterling at the rate  stipulated  pursuant to Article 109l(4) of the Treaty and payment of the amount in euros derived from such conversion  shall discharge the obligation of the relevant  party to pay such Sterling  Amount in accordance with, and subject to, the  regulations  made pursuant to Article  109l(4) of the
Treaty.

TREATY means the treaty establishing the European Community, being the Treaty of
Rome of 25th March  1957,  as amended  by the Single  European  Act 1986 and the
Maastricht  Treaty (which was signed at Maastricht on 7th February 1992 and came into force on 1st November 1993), as further amended from time to time.

STERLING AMOUNT means in relation to any Advance that is or is to be denominated in Sterling the principal  amount thereof and in relation to any Advance that is or is to be denominated  in any other currency the principal  amount of Sterling that would be required to purchase the amount of such  Advance in such  currency at the Bank's spot rate for the purchase of such  currency  with Sterling in the
London  Interbank  Market at 11am on the third  business day prior to the day on which such Advance was or, as the case may be, is to be made.

"Sterling" or "£" means the lawful currency of the United Kingdom.

LOAN AGREEMENT; DEFINITIONS. This Note is subject to the terms and conditions of the Loan  Agreement.  All capitalized  terms not otherwise  defined herein shall have  such  meaning  as  assigned  to  them  in the  Loan  Agreement.  The  term
"Obligations"  used in this Note  refers to any and all  Indebtedness  and other obligations  under this Note,  the Revolving  Note between Bank and Borrower and defined  in the  Loan  Agreement,  all  other  indebtedness  as  defined  in the respective  Loan  Documents,  and all  obligations  under any swap agreements as defined in 11 U.S.C. §101 between Bank and Borrower whenever executed.

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LATE CHARGE.  If any payments  are not timely made,  Borrower  shall also pay to
Bank a late charge equal to 5% of each payment past due for 10 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS'  FEES AND OTHER  COLLECTION  COSTS.  Borrower shall pay all of Bank's reasonable  expenses  incurred  to  enforce or  collect  any of the  Obligations including, without limitation, reasonable arbitration,  paralegals',  attorneys'
and experts' fees and expenses,  whether  incurred without the commencement of a suit,  in  any  trial,  arbitration,  or  administrative  proceeding,  or in any appellate or bankruptcy proceeding.

USURY. If at any time the effective interest rate under this Note would, but for this  paragraph,  exceed the maximum  lawful rate,  the effective  interest rate under this Note shall be the maximum  lawful  rate,  and any amount  received by
Bank in excess of such rate shall be applied to  principal  and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

DEFAULT. If any Event of Default as defined in the Loan Agreement shall occur, a default ("Default") under this Note shall exist.

REMEDIES  UPON  DEFAULT.  If a  Default  occurs  under  this  Note  or any  Loan
Documents,  Bank  may  at any  time  thereafter,  take  the  following  actions:
Acceleration  Upon Default.  Accelerate the maturity of this Note and, at Bank's option,  any or all other  Obligations,  whereupon this Note and the accelerated
Obligations  shall be immediately  due and payable;  provided,  however,  if the
Default is based upon a  bankruptcy  or  insolvency  proceeding  commenced by or against  Borrower or any  guarantor  or endorser of this Note,  all  Obligations shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan  Documents,  or as provided by law or equity.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan  Documents  shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other
Default or the same  Default on a future  occasion.  Neither the failure nor any delay on the part of Bank in exercising any right,  power,  or remedy under this
Note and other Loan  Documents  shall operate as a waiver  thereof,  nor shall a single or  partial  exercise  thereof  preclude  any other or  further  exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any person liable under this Note waives presentment,  protest, notice of  dishonor,  demand for  payment,  notice of  intention  to  accelerate maturity,  notice  of  acceleration  of  maturity,  notice of sale and all other notices of any kind. Further,  each agrees that Bank may extend, modify or renew this Note or make a novation of the loan  evidenced by this Note for any period, and  grant  any  releases,  compromises  or  indulgences  with  respect  to  any collateral  securing  this Note,  or with  respect to any other  Borrower or any other person liable under this Note or other Loan Documents,  all without notice to or consent of each  Borrower or each person who may be liable under this Note or any other Loan  Document and without  affecting  the liability of Borrower or any person who may be liable under this Note or any other Loan Document.

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MISCELLANEOUS  PROVISIONS.  Assignment.  This Note and the other Loan  Documents shall  inure to the  benefit  of and be  binding  upon  the  parties  and  their
respective  heirs,  legal  representatives,   successors  and  assigns.   Bank's
interests in and rights under this Note and the other Loan  Documents are freely assignable,  in whole or in part, by Bank. In addition,  nothing in this Note or any of the other Loan  Documents  shall prohibit Bank from pledging or assigning this Note or any of the other  Loan  Documents  or any  interest  therein to any
Federal  Reserve  Bank.  Borrower  shall not  assign  its  rights  and  interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written  consent is null and void. Any assignment shall not  release  Borrower  from the  Obligations.  Applicable  Law;  Conflict
Between  Documents.  This Note and, unless otherwise  provided in any other Loan
Document,  the other Loan Documents shall be governed by and construed under the laws of the state named in Bank's  address  shown above  without  regard to that state's conflict of laws  principles.  If the terms of this Note should conflict with the  terms of the Loan  Agreement,  the terms of the Loan  Agreement  shall control.  Jurisdiction.  Borrower  irrevocably agrees to non-exclusive  personal jurisdiction in the state named in Bank's address shown above. Severability.  If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under  applicable  law, such provision  shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such  provision  or the  remaining  provisions  of this  Note or  other  such document.  Notices.  Any notice or other  communication  hereunder  to any party hereto shall be by hand delivery,  overnight delivery,  facsimile, or registered or certified mail and unless  otherwise  provided herein shall be deemed to have been given or made when  delivered or faxed (and  confirmed)  or as shown on the receipt for such  registered or certified mail. Any notices to Borrower shall be sufficiently  given,  if  delivered,  faxed  or  mailed,  as  aforesaid,  to the
Borrower's address shown above or such other address as provided hereunder,  and to Bank, if delivered,  faxed or mailed, as aforesaid,  to Bank's office address shown above or such other  address as Bank may  specify in writing  from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the  Obligations  are paid in full,  Borrower  agrees to promptly  give written notice of said change of address by registered or certified mail, return receipt requested,  all charges prepaid. Plural; Captions. All references in the
Loan  Documents  to  Borrower,  guarantor,  person,  document  or other nouns of reference  mean both the singular  and plural form,  as the case may be, and the term  "person"  shall  mean any  individual,  person  or  entity.  The  captions contained in the Loan Documents are inserted for convenience  only and shall not affect the meaning or interpretation of the Loan Documents. Use of Proceeds. The proceeds of the loan(s)  evidenced by this Note shall be used for the commercial purposes of Borrower.  Advances.  Bank may, in its sole  discretion,  make other advances which shall be deemed to be advances  under this Note,  even though the stated  principal  amount  of this  Note may be  exceeded  as a result  thereof.
Posting of Payments.  All payments  received  during normal  banking hours after
2:00 p.m.  local time at the office of Bank first  shown  above  shall be deemed received at the opening of the next banking day. Fees and Taxes.  Borrower shall promptly pay all  documentary,  intangible  recordation  and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

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ARBITRATION.  Upon  demand of any party  hereto,  whether  made  before or after institution of any judicial proceeding,  any claim or controversy arising out of or relating to the Loan Documents  between parties hereto (a "Dispute") shall be resolved by binding  arbitration  conducted under and governed by the Commercial
Financial Disputes  Arbitration Rules (the "Arbitration  Rules") of the American
Arbitration  Association (the "AAA") and the Federal  Arbitration Act.  Disputes
may include,  without limitation,  tort claims,  counterclaims,  a dispute as to whether a matter is subject to arbitration,  claims brought as class actions, or claims arising from documents  executed in the future. A judgment upon the award may be entered in any court having jurisdiction.  Notwithstanding the foregoing, this  arbitration  provision does not apply to disputes under or related to swap agreements.  Special Rules.  All arbitration  hearings shall be conducted in the city named in the  address of Bank first  stated  above.  A hearing  shall begin within 90 days of demand for  arbitration and all hearings shall conclude within
120 days of demand for  arbitration.  These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited  procedures set forth in Rule 51 et seq. of the  Arbitration
Rules  shall be  applicable  to claims of less than  $1,000,000.00.  Arbitrators shall be licensed  attorneys  selected  from the  Commercial  Financial  Dispute
Arbitration  Panel of the AAA.  The parties do not waive  applicable  Federal or state substantive law except as provided herein.  Preservation and Limitation of
Remedies.  Notwithstanding  the preceding binding  arbitration  provisions,  the parties agree to preserve,  without diminution,  certain remedies that any party may exercise before or after an arbitration  proceeding is brought.  The parties shall  have the  right to  proceed  in any court of  proper  jurisdiction  or by self-help to exercise or prosecute the following  remedies,  as applicable:  (i)
obtaining   provisional  or  ancillary  remedies  including  injunctive  relief, sequestration,  garnishment,  attachment,  appointment of receiver and filing an involuntary  bankruptcy  proceeding;  and (ii) when  applicable,  a judgment  by confession  of  judgment.  Any claim or  controversy  with regard to any party's entitlement  to such  remedies is a Dispute.  Waiver of Exemplary  Damages.  The parties agree that they shall not have a remedy of punitive or exemplary damages against  other  parties in any  Dispute  and hereby  waive any right or claim to punitive or exemplary  damages they have now or which may arise in the future in connection  with any Dispute  whether the Dispute is resolved by  arbitration or judicially.  Waiver of Jury Trial.  THE PARTIES  ACKNOWLEDGE THAT BY AGREEING TO
BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY
TRIAL WITH REGARD TO A DISPUTE.

CONNECTICUT  PREJUDGMENT  REMEDY  WAIVER.  EACH BORROWER  ACKNOWLEDGES  THAT THE
TRANSACTIONS  REPRESENTED  BY THIS NOTE ARE COMMERCIAL  TRANSACTIONS  AND HEREBY
VOLUNTARILY  AND  KNOWINGLY  WAIVES  ANY  RIGHTS  TO NOTICE  OF AND  HEARING  ON
PREJUDGMENT  REMEDIES UNDER CHAPTER 903A OF THE CONNECTICUT  GENERAL STATUTES OR
OTHER  STATUTES  AFFECTING  PREJUDGMENT  REMEDIES,  AND  AUTHORIZES  THE  BANK'S
ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER,  PROVIDED
THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER.

IN WITNESS  WHEREOF,  Borrower,  on the day and year first  above  written,  has caused this Note to be executed under seal.

PLACE OF EXECUTION AND DELIVERY.  Borrower  hereby  certifies that this Note and the Loan Documents  were executed in the State of  Connecticut  and delivered to
Bank in the State of Connecticut.

                                    Farrel Limited
                                    Taxpayer Identification Number:

                                    By:   /s/ Rolf K Liebergesell      (SEAL)
                                        Rolf K. Liebergesell, Director

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